EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128311) of NDS Group plc (“NDS”) for the NDS 1999 Executive Share Option Scheme, the NDS UK Approved Share Option Scheme and the NDS Group plc Sharesave Scheme, of our report dated July 25, 2004, with respect to the statements on income, changes in shareholders’ equity and cash flows of NDS Technologies Israel Limited for the year ended 30 June 2004, which report appears in the Annual Report on Form 10-K of NDS for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A member firm of KPMG International

Jerusalem, Israel
August 28, 2006

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